Exhibit (a)(15)

The following email was sent to all employees of Online Resources Corporation.

From: The Human Resources Team

To: Online Resources; Online Resources-Bangalore

Subject: Please Read: Message from Phil Heasley

To: All ORCC Employees

From: Phil Heasley, President and CEO, ACI Worldwide

Re: Status of Acquisition

Please review the attached message from Phil Heasley with an update on the status of the acquisition.

Valued ORCC Team,

We are very pleased to report that our plans to bring ACI and ORCC together are progressing rapidly. Earlier this week, we received regulatory HSR approval ahead of schedule, and we still expect to finalize the acquisition in mid-March. Feedback from financial analysts, industry analysts and press has been highly positive about the combination of ACI and ORCC’s expertise, leading solutions and strong customer opportunity.

Together, we have a lot of work to do, but before we get caught up in managing the flurry of integration details, let’s revisit the strategic importance of the exciting opportunity ahead of us.

ACI’s Universal Payments Vision

For the past three years and particularly over the last 18 months, ACI has been working toward the fulfillment of our vision — to deliver the most complete, end-to-end payment solutions for financial institutions, processors and retailers. We call this ACI’s Universal Payments strategy and it is based on a unique orchestration layer of software that seamlessly and easily integrates all of our products and solutions into our customers’ reference architecture. This gives them the control, choice and flexibility they need to address their own customer needs while preserving the peace of mind they have come to expect from our highly reliable solutions.

Over the last 12 months, we’ve invested heavily in R&D to build out our technology framework to enable Universal Payments. In addition, the acquisitions of S1 and Distra have accelerated the realization of this vision. And now with ORCC, we are adding key technology assets and products, an excellent EBPP solution, talent and scale to make the Universal Payments concept much more compelling and complete.

Integration Update

We have developed a few core principles that will guide us in our integration planning. ACI operates as a meritocracy. The ORCC team is joining a larger, global organization, and the growth prospects of a combined ACI and ORCC should lead to increased opportunities for talented employees and managers. Furthermore, ACI is committed to ORCC’s customer base. We do not end-of-life mission critical products and we will continue to maintain multi-year roadmaps and contractual commitments.

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EBPP: This represents a compelling and strategic opportunity for ACI and our customers. We will be incorporating the EBPP unit in its entirety and will work with the EBPP leadership team to enhance these capabilities as a centerpiece within our end-to-end Universal Payments vision.

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Addressing community bank and credit union opportunities: We are excited to bring our teams together to deliver preeminent online banking and payment solutions to community bank and credit union customers. ACI is committed to our meritocracy approach, and will conduct an unbiased evaluation to carry forward the best elements of our combined assets.

Fred Gumbel, who recently joined ACI as SVP of business operations for the Community Financial Services unit, oversees customer and project management, services and product management for ACI’s Community Financial Services product lines. With his deep and recognized experience, he will be leading this effort to integrate and grow our community bank and credit union business.

•	Integration of infrastructure: We plan to move rapidly to integrate IT resources, data centers and other corporate infrastructure.

Next week, we will be bringing together ORCC and ACI senior leaders in an orientation roundtable in our Omaha office. We look forward to a collaborative discussion about joining our organizations in a way to get every advantage possible from the combination of our people and solutions. We plan to hold a second roundtable in the very near future at the next level of our organizations to ensure we get the benefit of this collaboration deeper into our organizations.

We are excited to welcome you to the One ACI team. With the combination of ACI and ORCC, we have the scale and size, the key unique IP and technology, and most importantly, the industry’s leading payment experts to help achieve exceptional results in all of our key objectives – growth, market leadership, employee engagement and customer satisfaction.

We look forward to seizing the opportunity ahead as we lead the industry with our enhanced and extended One ACI team.

Warm regards,

/s/ Philip Heasley

Philip Heasley
President and Chief Executive Officer ACI Worldwide, Inc.